OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 7th day of July, 2003.

BETWEEN:

RICHARD T. HEARD, businessman, having an office at Suite 3003 – 438 Seymour Street, Vancouver, B.C., V6B 6H4

and

NICHOLAS C. CARTER, businessman, having an office at 1410 Wende Road, Victoria, B.C. V8P 3T5

(hereinafter jointly referred to as the "Vendors")

PARTIES OF THE FIRST PART

AND:

INVISION CAPITAL, INC., a company duly incorporated under the laws of the State of Nevada, having an office at Unit 35, 12880 Railway Avenue, Richmond, B.C., V7E 6G4

(hereinafter referred to as "Invision")

OF THE SECOND PART

WHEREAS:

A.
Vendors is the sole beneficial owner of 100% of the right, title and interest in and to the Muriel Lake property, which is situated in the Thunder Bay Mining Division, Ontario, which mining claims are more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claim").

B.
The parties now wish to enter into an agreement granting to Invision the exclusive right and option to acquire an undivided 100% of the right, title and interest in and to the Claim on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION
1.1	In this Agreement:
	(a)	"Effective Date" means the date that both parties have signed this Agreement;
	(b)	"Mineral Products" means the products derived from operating the Claim as a mine;
(c)
"Net Smelter Returns" means the proceeds received by Invision from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Claim after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

	(i)	the cost of transportation of the ores, concentrates or minerals from the Claim to such smelter or other purchaser, including related transport;
	(ii)	smelting and refining charges including penalties; and
	(iii)	marketing costs.
(d)	"Option" means the option granted by Vendors to Invision pursuant to Section 3;
(e)
"Operating the Claim as a mine" or "Operation of the Claim as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Claim;

(f)	"Royalty" means the royalty to be paid by Invision to Vendors pursuant to Subsection 9.1; and
(g)	"Dollars ($)" means legal currency of Canada.
2.	REPRESENTATIONS AND WARRANTIES
2.1	Invision represents and warrants to Vendors that:
(a) Invision is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;
(b) Invision has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Invision is a party; and

(d)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of Invision's constating documents.

2.2	Vendors represents and warrants to Invision:
(a)
the Claim consists of the Muriel Lake Property mining claims which have been duly and validly staked and recorded, as accurately described in Schedule "A", is presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, is free and clear of all liens, charges and encumbrances;

(b)
Vendors is the sole beneficial owner of a 100% interest in and to the Claim and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Claim in accordance with the terms of this Agreement;

(c)
no person, firm or corporation has any proprietary or possessory interest in the Claim other than Vendors and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claim;

(d)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Vendors is a party or by which he is bound;

(e)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.
2.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claim by Invision and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION
3.1
Vendors hereby gives and grants to Invision the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of Vendors in and to the Claim, subject only to Vendors receiving the annual payments and the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

	(a)	payment of $10,000 by Invision to Vendors on the Effective Date;
	(b)	Invision, or its permitted assigns, incurring exploration expenditures on the Claim of a minimum of $35,000 on or before June 30, 2004;
	(c)	Invision, or its permitted assigns, incurring exploration expenditures on the Claim of a further $75,000 (for aggregate minimum exploration expenses of $110,000) on or before June 30, 2005: and
	(d)	Invision, or its permitted assigns, incurring exploration expenditures on the Claim of a further $100,000 (for aggregate minimum exploration expenses of $210,000) on or before June 30, 2006: and
	(e)	payment of $50,000 by Invision to Vendors on or before January 1, 2007 as a prepayment of the Net Smelter Royalty.
3.2	Upon exercise of the Option, Invision agrees to pay Vendors, commencing January 1, 2008, the sum of $50,000 per annum as a prepayment of the Net Smelter Royalty for so long as Invision, or its permitted assigns, holds any interest in the Claim. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.
3.3
Upon the commencement of commercial production from the property, Invision or its successor under this agreement agrees to pay to the Vendors, two hundred fifty thousand (250,000) shares in the capital of Invision or any successor corporation.

4.	RIGHT OF ENTRY
4.1	Until such time as the Option has been exercised, Invision, its employees, agents and independent contractors, will have the sole and exclusive right and option to:
	(a)	enter upon the Claim;
	(b)	have exclusive and quiet possession thereof;
	(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as Invision in its sole discretion may consider advisable; and
	(d)	bring and erect upon the Claim such facilities as Invision may consider advisable.
5.	TERMINATION
5.1	Subject to Section 8, this Agreement and the Option will terminate:
	(a)	on June 30, 2004 at 11:59 P.M., unless on or before that date, Invision has incurred exploration expenditures of a minimum of $35,000 on the Claim;
	(b)	on June 30, 2005 at 11:59 P.M., unless Invision has incurred a further $75,000 of exploration expenditures on the Claim (for an aggregate of $110,000); or
	(c)	on June 30, 2006 at 11:59 P.M., unless Invision has incurred a further $100,000 of exploration expenditures on the Claim (for an aggregate of $210,000); or
	(d)	on January 1, 2007 at 11:59 P.M., unless Invision has paid to Vendors the further sum of $50,000;
	(e)	at 11:59 P.M. on January 1 of each and every year, commencing on January 1, 2008, unless Invision or its successor or assign has paid to Vendors the sum of $50,000 on or before that date.

6.	COVENANTS OF VENDORS
6.1	Vendors will:
(a) not do any act or thing which would or might in any way adversely affect the rights of Invision hereunder;
(b)
make available to Invision and its representatives all records and files in the possession of Vendors relating to the Claim and permit Invision and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c) promptly provide Invision with any and all notices and correspondence from government agencies in respect of the Claim.
7.	COVENANTS OF INVISION
7.1	Invision will:
(a)
keep the Claim free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)
permit Vendors, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Claim at all reasonable times and to all records prepared by Invision in connection with work done on or with respect to the Claim;

(c)
conduct all work on or with respect to the Claim in a careful and miner-like manner and in compliance with all applicable Federal, Provincial and local laws, rules, orders and regulations, and indemnify and save Vendors harmless from any and all Claim, suits, actions made or brought against it as a result of work done by Invision on or with respect to the Claim; and

(d) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.
8.	EXERCISE OF OPTION
8.1
Once Invision has incurred the exploration expenditures, and made the payments set out in Section 3.1, Invision will, subject to the right of Vendors to receive the Royalty and the obligation of Invision to make the annual payments set out in Section 3.2, own an undivided 100% of Vendors' right, title, and interest in and to the Claim.

9.	ROYALTY
9.1	Invision will pay to Vendors an annual royalty equal to four percent (4%) of Net Smelter Returns, subject to Section 9.4.
9.2
After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Invision and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Invision in respect thereof if such payments or calculations thereof are not disputed by Vendors within 60 days after receipt by Vendors of the said audit statement. Invision will maintain accurate records relevant to the determination of Net Smelter Returns and Vendors, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3
The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Claim except that Invision will have the right to commingle ore mined from the Claim with ore mined and produced from other properties provided Invision will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to commingled ore mined and produced from the Claim. Invision will maintain accurate records of the results of such sampling, weighing and analysis with respect to any commingled ore mined and produced from the Claim. Vendors or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to comingling of ore or to the calculation of Net Smelter Returns.

9.4	Invision shall have the right at any time to purchase one-half of the Royalty by paying to Vendors the sum of $500,000 per Royalty percentage point.
10.	OBLIGATIONS OF INVISION AFTER TERMINATION
10.1	In the event of the termination of the Option, Invision will:
(a)
leave the Claim in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)
deliver to Vendors within 60 days of its written request a comprehensive report on all work carried out by Invision on the Claim (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by Invision with respect to the Claim;

(c)
have the right, and obligation on demand made by Vendors, to remove from the Claim within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Claim by or at the instance of Invision provided that at the option of Vendors, any or all of facilities not so removed will become the property of Vendors; and

(d)	deliver to Vendors a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Claim in favour of Vendors, or its nominee.
11.	TRANSFER OF TITLE
11.1
Upon the request of Invision, Vendors will deliver to Invision a duly executed transfer in registrable form of an undivided 100% of Vendors' right, title and interest in and to the Claim in favour of Invision which Invision will be entitled to register against title to the Claim provided that transfer of legal title to the Claim as set forth in this Subsection 11.1 is for administrative convenience only and beneficial ownership of an undivided 100% interest in the Claim will pass to Invision only in accordance with the terms and conditions of this Agreement.

12.	REGISTRATION OF AGREEMENT
12.1	Notwithstanding Section 11 of this Agreement, Invision or Vendors will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claim.
13.	DISPOSITION OF CLAIM
13.1
Invision may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claim and this Agreement provided that, at any time, Invision has first obtained the consent in writing of Vendors, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Vendors its agreement related to this Agreement and to the Claim, containing:

(a) a covenant with Vendors by such transferee to perform all the obligations of Invision to be performed under this Agreement in respect of the interest to be acquired by it from Invision, and
(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Claim and this Agreement or any portion thereof to the restrictions contained in this Subsection 13.1.

13.2
The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.	ABANDONMENT OF PROPERTY
14.l
Invision shall have the unfettered right at any time after the exercise of the Option to abandon all or any part of its interest in the Claim by delivering a notice in writing of their intention to do so to Vendors, such notice to list the part or parts of the Claim to be abandoned, and if within 30 days of receipt of such notice Vendors delivers to Invision a notice ("Reacquisition Notice") stating its intention to reacquire all or part or parts of the Claim, Invision will deliver to Vendors duly executed recordable transfers of its interest in such part or parts of the Claim as Vendors has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Invision or its agents or subcontractors hereunder.

15.	CONFIDENTIAL NATURE OF INFORMATION
15.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

16.	FURTHER ASSURANCES
16.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

17.	NOTICE
17.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)	if to Vendors Suite 3003 – 438 Seymour Street, Vancouver, B.C., V6B 6H4 Attention: Richard T. Heard
(b)	if to Invision Capital, Inc. Unit 35, 12880 Railway Avenue Richmond, B.C. V7E 6G4 Attention: Frank. J. Rigney
l7.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3	Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.
18.	HEADINGS
18.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.
19.	DEFAULT
19.1
If any party (a "Defaulting Party") is in default of any requirement herein set forth other than the provisions of Section 5 for which notice of default need not be given, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.	PAYMENT
20.1
All references to monies hereunder will be in Canadian funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving and collecting such payment.

21.	ENUREMENT
21.1	Subject to Section 13, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
22.	TERMS
22.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.
23.	FORCE MAJEURE
23.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").
23.2
All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

23.3
A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

24.	ENTIRE AGREEMENT
24.1
This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

25.	TIME OF ESSENCE
25.1	Time will be of the essence in this Agreement.
26.	ENFORCEMENT OF AGREEMENT
26.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

RICHARD T. HEARD	NICHOLAS C. CARTER

________________________	________________________
By Richard T. Heard	By. Nicholas C. Carter

________________________	________________________
Signature of Witness	Signature of Witness

________________________	________________________
Printed Name of Witness	Printed Name of Witness

INVISION GROUP VENTURES INC.

Per: ______________________________
        by its Authorized Signatory: Frank J. Rigney, President

This is SCHEDULE "A" to an Agreement made as of the 7th day of July, 2003 between VENDORS and INVISION CAPITAL, INC.

Record Number	Units	Date of record	Date of Expiry

TB 1187566	1 (16 hectares)	July 24, 2001	July 23, 2003

Thunder Bay Mining Division, Ontario